Exhibit 10(cc)

As of December 2, 2019
Ms. Nancy Phillips
c/o Viacom Inc.
1515 Broadway
New York, NY 10036

Dear Nancy:
Reference is made to that certain employment agreement between you and the Company dated as of December 2, 2019 (your “Employment Agreement”). All defined terms used but not defined herein shall have the meanings set forth in your Employment Agreement, as applicable.
This letter is to confirm our understanding, notwithstanding any provision in your Employment Agreement, that you shall receive a one-time lump sum payment in the amount of Five Hundred Forty Thousand Dollars ($540,000), less applicable withholdings and deductions, payable on the next regular payroll date following March 1, 2020. Such payment shall be made notwithstanding the termination of your employment before the payment date, unless your employment is terminated by the Company for Cause or by you without Good Reason before such payment date.
This letter is also to confirm our understanding, notwithstanding any provision in your Employment Agreement, that you shall receive a one-time special equity award in the form of Restricted Share Units (RSUs) of Viacom Class B common stock with a grant date value of One Million Seven Hundred Fifty Thousand Dollars ($1,750,000).  Such award shall be granted on the tenth (10th) business day immediately following the Effective Date and the number of RSUs granted shall equal the grant date value of $1,750,000 divided by the closing price of the Viacom Class B common stock on the date of grant rounded down to the nearest whole number. The RSUs granted shall vest 25% annually on the 1st, 2nd, 3rd and 4th anniversaries of the grant date subject to the Terms & Conditions of the award. In the event that you are terminated without Cause or resign for Good Reason in accordance with paragraph 11 of the Employment Agreement, this one-time special equity award shall continue to vest at the same time as if you remained actively employed with the Company.
This letter is also to confirm our understanding, notwithstanding any provision in your Employment Agreement, that if you are not actively employed as of November 1, 2019 and therefore do not receive your fiscal year 2020 LTMIP grant in the normal course, you shall receive your fiscal year 2020 LTMIP grant on the tenth (10th) business day immediately following the Effective Date. Your fiscal year 2020 grant shall be made at 125% of your annual target value of One Million Dollars ($1,000,000). The number of RSUs granted shall equal the grant date value of $1,250,000 divided by the closing price of the Viacom Class B common stock on the date of grant rounded down to the nearest whole number. The RSUs granted shall vest 25% annually on the 1st, 2nd, 3rd and 4th anniversaries of the grant date subject to the Terms & Conditions of the award.
Except as herein amended, all other terms and conditions of your Employment Agreement shall remain the same and your Employment Agreement as herein amended shall remain in full force and effect.

If the foregoing correctly sets forth our understanding, please sign and return both copies of this letter that have been provided to you. This document shall constitute a binding agreement between us only after it also has been executed by the Company and a fully executed copy has been returned to you.

Very truly yours,

VIACOM INC.

By:	/s/ Christa A. D'Alimonte
	Name:	Christa A. D'Alimonte
	Title:	Executive Vice President,
General Counsel and Secretary

ACCEPTED AND AGREED:

/s/ Nancy R. Phillips
Nancy R. Phillips

Dated: Nov. 15, 2019